Exhibit 99.1

VIPER ENERGY PARTNERS LP, A SUBSIDIARY OF DIAMONDBACK ENERGY, INC., REPORTS SECOND QUARTER 2019 FINANCIAL AND OPERATING RESULTS; ANNOUNCES SIGNIFICANT DROP DOWN TRANSACTION

MIDLAND, Texas, July 30, 2019 (GLOBE NEWSWIRE) -- Viper Energy Partners LP (NASDAQ:VNOM) ("Viper" or the “Company”), a subsidiary of Diamondback Energy, Inc. (NASDAQ:FANG) ("Diamondback"), today announced financial and operating results for the second quarter ended June 30, 2019.

Additionally, Viper today announced it has entered into a definitive purchase agreement to acquire certain mineral and royalty interests from subsidiaries of Diamondback for 18.3 million Class B units of Viper, an equal number of common units in Viper's operating subsidiary and $150 million in cash, subject to certain adjustments, in a drop down transaction ("Drop Down"). Based on the volume weighted average sales price of Viper's common units for the 10-trading day period ending on July 26, 2019 of $30.07, the transaction is valued at a total of $700 million. The cash portion of this transaction is expected to be funded through a combination of cash on hand and borrowings under the Company's revolving credit facility. This transaction will have an effective date of July 1, 2019 with closing anticipated in the fourth quarter of 2019, subject to continued diligence and closing conditions.

SECOND QUARTER HIGHLIGHTS

•	Q2 2019 cash distribution of $0.47 per common unit, up 24% quarter over quarter; implies a last twelve month yield of 6.6% based on the July 26, 2019 unit closing price of $29.55

•
Q2 2019 consolidated net income (including non-controlling interest) of $47.3 million, consolidated adjusted EBITDA (as defined and reconciled below) of $67.1 million and cash available for distribution to Limited Partner units (as defined below) of $29.6 million

•	Q2 2019 production of 19,597 boe/d (67% oil), an increase of 3% from Q1 2019 and 20% year over year

•
Initiating average production guidance for Q3 2019/Q4 2019 of 23,000 to 25,000 boe/d (including the impact of the Drop Down closing in Q4), the midpoint of which is up 22% from Q2 2019 production; excluding the impact of the Drop Down, production is expected to average 21,000 to 23,000 boe/d for the second half of 2019

•	Increasing full year 2019 production guidance to 21,500 to 22,000 boe/d (67% - 71% oil); implies 26% growth at the midpoint relative to full year 2018 production

•
Closed 35 acquisitions for an aggregate purchase price of approximately $44.2 million in Q2 2019, increasing Viper's mineral interests to a total of 15,870 net royalty acres at June 30, 2019, up 39% year over year; during first six months of 2019, have closed 74 acquisitions for an aggregate purchase price of $126.9 million, increasing Viper's acreage position by 1,028 net royalty acres

•
As of July 9, 2019, approximately 377 gross horizontal wells currently in the process of active development, in which Viper expects to own an average 2.2% net royalty interest (8.4 net 100% royalty interest wells)

•
Approximately 385 active drilling permits have been filed on Viper's acreage in the past six months, in which Viper expects to own an average 2.2% net royalty interest (8.3 net 100% royalty interest wells)

•
198 total gross (4.1 net 100% royalty interest) horizontal wells turned to production during Q2 2019 on existing acreage with an average lateral length of 8,849 feet; acquired interest in an additional 18 gross (0.2 net 100% royalty interest) producing horizontal wells through the quarter

•	Q1 2019 and Q2 2019 distributions reasonably estimated to not constitute dividends for U.S. federal income tax purposes; instead should generally constitute non-taxable reductions to the tax basis

“During the second quarter, Viper experienced record levels of gross activity across our acreage position as represented by nearly 200 wells being turned to production with an average lateral length of almost 9,000 feet. This activity speaks to the quality of Viper's premium acreage position in the Permian and is highlighted by our 20% year over year production growth and 377 wells currently in the process of active development. Looking ahead, in July Diamondback has already turned to production ten wells in Spanish Trail in which Viper has an average net royalty interest of 22%, which should drive strong organic growth in the second half of the year,” stated Travis Stice, Chief Executive Officer of Viper’s general partner.

DROP DOWN TRANSACTION

•
5,090 net royalty acres across the Midland and Delaware Basins; over 95% of acreage is operated by Diamondback and, upon closing, will increase total acreage operated by Diamondback at Viper to ~52% (from ~38% currently)

•	Pro forma for the Drop Down, Viper's mineral interests at June 30, 2019 would have totaled 20,960 net royalty acres

•
Acreage has a ~3.2% average NRI that will provide concentrated exposure to Diamondback's operations in each of its six core operating areas; largest exposure is to Spanish Trail North where Diamondback is currently running two rigs as well as Pecos County where it's running six rigs

•
Currently producing roughly 4,000 boe/d (68% oil) with multiple years of active development ahead on current Diamondback drilling and completion schedules; Q4 2019 through Q3 2020 estimated average production of 4,400 boe/d

•
Diamondback will receive 18.3 million Class B units of Viper and a corresponding number of common units in Viper's operating subsidiary valued at $550 million based on the volume weighted average sales price of Viper's common units for the 10-trading day period ending July 26, 2019 of $30.07

•
Viper intends to finance the $150.0 million cash portion of the purchase price through a combination of cash on hand and borrowings under the Company's revolving credit facility; revolving credit facility borrowing base is expected to increase by $125 million to $725 million upon closing of the Drop Down

•	Effective date of July 1, 2019 with anticipated closing in the fourth quarter of 2019, subject to continued diligence and closing conditions

“The recently approved Drop Down from Diamondback, which will be immediately accretive upon closing, is the largest deal Viper has done to date, and will increase production by over 20%, total acreage by over 30% and total acreage operated by Diamondback at Viper to roughly 50%. The acreage has an approximately 3.2% NRI on average that will provide concentrated exposure to Diamondback's operations in each of its six core operating areas, and has active development and significant forward visibility with over 30 wells expected to be completed during the remainder of 2019 and over 80 anticipated in 2020. Following the closing of this transaction, Viper will be further differentiated as a mineral company in that we can provide visibility to future development of our acreage due to our relationship with Diamondback, a distinction that underscores our high degree of confidence in achieving top-tier long-term organic production and distribution growth,” further stated Mr. Stice.

FINANCIAL UPDATE

Viper's second quarter 2019 average realized prices were $54.81 per barrel of oil, $(0.65) per Mcf of natural gas and $18.33 per barrel of natural gas liquids, resulting in a total equivalent realized price of $39.50/boe, up 12% quarter over quarter from $35.26/boe in Q1 2019. Realized oil prices improved in the second quarter of 2019 compared to the first quarter of 2019 as some of Diamondback's fixed differential contracts began to roll off and others moved closer to current Midland market prices. Based on current market differentials and estimated in-basin gathering costs, Viper continues to expect to realize approximately 88% to 92% of WTI for the remainder of 2019 and approximately 100% of WTI in 2020.

During the second quarter of 2019, the Company recorded total operating income of $72.2 million and consolidated net income (including non-controlling interest) of $47.3 million. Operating income was up 17% quarter over quarter, and pre-tax income was up 20% compared to the first quarter of 2019.

As of June 30, 2019, the Company had a cash balance of $12.8 million and $387.5 million available under its revolving credit facility. In connection with its Spring redetermination, completed in June 2019, Viper's borrowing base increased to $600.0 million from $555.0 million, resulting in $400.3 million of total liquidity as of June 30, 2019. Following the closing of the Drop Down, Viper expects that the borrowing base under its revolving credit facility will be increased to $725.0 million.

SECOND QUARTER 2019 CASH DISTRIBUTION

The Board of Directors of Viper's General Partner declared a cash distribution for the three months ended June 30, 2019 of $0.47 per common unit, up 24% quarter over quarter. The distribution is payable on August 21, 2019 to common unitholders of record at the close of business on August 14, 2019.

On May 20, 2019, Viper made a cash distribution to its unitholders and subsequently has reasonably estimated that such distribution, as well as the distribution payable on August 21, 2019, should not constitute dividends for U.S. federal income tax purposes. Rather, these distributions should generally constitute non-taxable reductions to the tax basis of each distribution recipient's ownership interest in Viper. The Form 8937 containing additional information may be found on www.viperenergy.com under the "Investor Relations" section of the site.

OPERATIONS AND ACQUISITION UPDATE

During the second quarter 2019, Viper estimates that 198 gross horizontal wells with an average royalty interest of 2.1% had been turned to production on its existing acreage position with an average lateral of 8,849 feet. Of these 198 gross wells, Diamondback is the operator of 54 with an average royalty interest of 2.8%, and the remaining 144 gross wells, which had an average royalty interest of 1.8%, are operated by third parties.

Additionally during the second quarter 2019, Viper acquired 401 net royalty acres for an aggregate purchase price of approximately $44.2 million. These transactions brought Viper's footprint of mineral interests to a total of 15,870 net royalty acres. Viper funded these acquisitions with cash on hand and borrowings under its revolving credit facility. These acquisitions added a further 18 producing gross horizontal wells with an average royalty interest of 1.3%.

During the first six months of 2019, Viper acquired 1,028 net royalty acres for an aggregate purchase price of approximately $126.9 million across 74 separate transactions. These acquisitions contributed a total of 73 gross horizontal producing wells with an average royalty interest of 3.2%.

In total, as of June 30, 2019, Viper had 1,212 vertical wells and 2,889 horizontal wells producing on its acreage. There continues to be active development on Viper's mineral acreage as represented by approximately 377 gross horizontal wells currently in the process of active development, in which Viper expects to own an average 2.2% net royalty interest (8.4 net 100% royalty interest wells). These wells currently in the process of active development include wells currently being drilled by the 55 active rigs which were on the Company's mineral acreage as of July 9, 2019, in addition to other wells currently waiting to be completed, actively in the process of being completed or waiting to be turned to production. Additionally, approximately 385 active drilling permits have been filed on Viper's acreage in the past six months, in which Viper expects to own an average 2.2% net royalty interest (8.3 net 100% royalty interest wells).

Subsequent to the end of the second quarter of 2019, Viper entered into a definitive purchase agreement to acquire certain mineral and royalty interests from subsidiaries of Diamondback for 18.3 million newly-issued Class B units of Viper, 18.3 million newly-issued units of Viper's operating subsidiary and $150.0 million in cash, subject to certain adjustments. Based on the volume weighted average sales price of Viper's common units for the 10-trading day period ending July 26, 2019 of $30.07, the transaction is valued at $700.0 million. The mineral and royalty interests being acquired in the Drop Down represent approximately 5,090 net royalty acres across the Midland and Delaware Basins, of which over 95% are operated by Diamondback, and have an average net royalty interest of approximately 3.2%. After giving pro forma effect to the Drop Down, Viper's mineral interests at June 30, 2019 would have totaled 20,960 net royalty acres. This transaction has been approved by the Board of Directors of the General Partner of Viper and the Board of Directors of Diamondback and is expected to close in the fourth quarter of 2019. However, the transaction is subject to continued diligence and closing conditions and there can be no assurance that Viper will complete the Drop Down on the terms described or at all.

Tudor, Pickering, Holt & Co. and Hunton Andrews Kurth LLP acted as financial and legal advisors, respectively, to the Board of Directors of the General Partner of Viper in connection with the Drop Down.

GUIDANCE UPDATE

Below is Viper's updated guidance for the full year 2019, as well as average production guidance for Q3 2019 and Q4 2019. This guidance includes the impact of the Drop Down scheduled to close in Q4 2019 and immediately adding ~4,000 boe/d of production in the quarter.

Viper Energy Partners

Q3 2019/Q4 2019 Net Production – MBoe/d	23,000 - 25,000
Total 2019 Net Production – MBoe/d	21,500 - 22,000
Oil Production - % of Net Production	67% - 71%

Unit costs ($/boe)
Depletion	$9.00 - $10.50
G&A
Cash G&A	Under $1.00
Non-Cash Unit-Based Compensation	$0.40 - $0.65

Production and Ad Valorem Taxes (% of Revenue) (a)	7%

(a)	Includes production taxes of 4.6% for crude oil and 7.5% for natural gas and NGLs and ad valorem taxes.

CONFERENCE CALL

Viper will host a conference call and webcast for investors and analysts to discuss its results for the second quarter of 2019 on Wednesday, July 31, 2019 at 9:00 a.m. CT. Participants should call (844) 400-1537 (United States/Canada) or (703) 326-5198 (International) and use the confirmation code 5156859. A telephonic replay will be available from 12:00 p.m. CT on Wednesday, July 31, 2019 through Wednesday, August 7, 2019 at 12:00 p.m. CT. To access the replay, call (855) 859-2056 (United States/Canada) or (404) 537-3406 (International) and enter confirmation code 5156859. A live broadcast of the earnings conference call will also be available via the internet at www.viperenergy.com under the “Investor Relations” section of the site. A replay will also be available on the website following the call.

About Viper Energy Partners LP
Viper is a limited partnership formed by Diamondback to own, acquire and exploit oil and natural gas properties in North America, with a focus on oil-weighted basins, primarily the Permian Basin in West Texas. For more information, please visit www.viperenergy.com.
About Diamondback Energy, Inc.
Diamondback is an independent oil and natural gas company headquartered in Midland, Texas focused on the acquisition, development, exploration and exploitation of unconventional, onshore oil and natural gas reserves in the Permian Basin in West Texas. For more information, please visit www.diamondbackenergy.com.
Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the federal securities laws. All statements, other than historical facts, that address activities that Viper assumes, plans, expects, believes, intends or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements are based on management’s current beliefs, based on currently available information, as to the outcome and timing of future events, including specifically the statements regarding any pending, completed or future acquisitions discussed above. These forward-looking statements involve certain risks and uncertainties that could cause the results to differ materially from those expected by the management of Viper. Information concerning these risks and other factors can be found in Viper’s filings with the Securities and Exchange Commission, including its Forms 10-K, 10-Q and 8-K, which can be obtained free of charge on the Securities and Exchange Commission’s web site at http://www.sec.gov. Viper undertakes no obligation to update or revise any forward-looking statement.

Viper Energy Partners LP
Consolidated Balance Sheets
(unaudited, in thousands, except unit amounts)

	June 30,	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$12,804	$22,676
Royalty income receivable	46,819	38,823
Royalty income receivable—related party	9,038	3,489
Other current assets	211	257
Total current assets	68,872	65,245
Property:
Oil and natural gas interests, full cost method of accounting ($932,938 and $871,485 excluded from depletion at June 30, 2019 and December 31, 2018, respectively)	1,842,031	1,716,713
Land	5,688	5,688
Accumulated depletion and impairment	(281,007)	(248,296)
Property, net	1,566,712	1,474,105
Funds held in escrow	13,215	—
Other assets	21,290	17,831
Deferred tax asset	150,344	96,883
Total assets	$1,820,433	$1,654,064
Liabilities and Unitholders’ Equity
Current liabilities:
Other accrued liabilities	$3,892	$6,022
Total current liabilities	3,892	6,022
Long-term debt	212,500	411,000
Total liabilities	216,392	417,022
Commitments and contingencies
Unitholders’ equity:
General partner	1,000	1,000
Common units (62,628,357 units issued and outstanding as of June 30, 2019 and 51,653,956 units issued and outstanding as of December 31, 2018)	795,903	540,112
Class B units (72,418,500 units issued and outstanding as of June 30, 2019 and December 31, 2018)	990	990
Total Viper Energy Partners LP unitholders’ equity	797,893	542,102
Non-controlling interest	806,148	694,940
Total equity	1,604,041	1,237,042
Total liabilities and unitholders’ equity	$1,820,433	$1,654,064

Viper Energy Partners LP
Consolidated Statements of Operations
(unaudited, in thousands, except per unit data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Operating income:
Royalty income	$70,442	$74,277	$130,870	$136,405
Lease bonus income	1,749	928	2,909	928
Other operating income	3	58	5	108
Total operating income	72,194	75,263	133,784	137,441
Costs and expenses:
Production and ad valorem taxes	4,389	4,867	8,081	9,106
Depletion	16,512	13,260	32,711	24,785
General and administrative expenses	1,723	2,210	3,418	4,921
Total costs and expenses	22,624	20,337	44,210	38,812
Income from operations	49,570	54,926	89,574	98,629
Other income (expense):
Interest expense, net	(2,713)	(3,252)	(7,262)	(5,350)
Gain on revaluation of investment	50	4,465	3,642	5,364
Other income, net	547	447	1,203	839
Total other income (expense), net	(2,116)	1,660	(2,417)	853
Income before income taxes	47,454	56,586	87,157	99,482
Provision for (benefit from) income taxes	180	(71,878)	(34,428)	(71,878)
Net income	47,274	128,464	121,585	171,360
Net income attributable to non-controlling interest	45,009	29,060	85,541	29,060
Net income attributable to Viper Energy Partners LP	$2,265	$99,404	$36,044	$142,300

Net income attributable to common limited partners per unit:
Basic	$0.04	$1.36	$0.61	$1.52
Diluted	$0.04	$1.35	$0.61	$1.52
Weighted average number of common limited partner units outstanding:
Basic	62,628	73,336	59,058	93,506
Diluted	62,664	73,427	59,094	93,612

Viper Energy Partners LP
Consolidated Statements of Cash Flows
(unaudited, in thousands)

	Six Months Ended June 30,
	2019	2018
Cash flows from operating activities:
Net income	$121,585	$171,360
Adjustments to reconcile net income to net cash provided by operating activities:
Benefit from deferred income taxes	(34,536)	(72,049)
Depletion	32,711	24,785
Gain on revaluation of investment	(3,642)	(5,364)
Amortization of debt issuance costs	441	322
Non-cash unit-based compensation	877	1,740
Changes in operating assets and liabilities:
Royalty income receivable	(7,996)	(5,329)
Royalty income receivable—related party	(5,549)	(2,995)
Accounts payable and other accrued liabilities	(2,238)	(440)
Income tax payable	108	171
Other current assets	(41)	11
Net cash provided by operating activities	101,720	112,212
Cash flows from investing activities:
Acquisition of oil and natural gas interests	(125,231)	(253,056)
Funds held in escrow	(13,215)	—
Proceeds from sale of assets	—	441
Proceeds from the sale of investments	—	125
Net cash used in investing activities	(138,446)	(252,490)
Cash flows from financing activities:
Proceeds from borrowings under credit facility	171,000	256,500
Repayment on credit facility	(369,500)	—
Debt issuance costs	(258)	(440)
Proceeds from public offerings	340,860	—
Public offering costs	(221)	(2,034)
Contributions by members	—	2,000
Units purchased for tax withholding	(353)	—
Distributions to partners	(114,674)	(107,059)
Net cash provided by financing activities	26,854	148,967
Net increase (decrease) in cash	(9,872)	8,689
Cash and cash equivalents at beginning of period	22,676	24,197
Cash and cash equivalents at end of period	$12,804	$32,886

Supplemental disclosure of cash flow information:
Interest paid	$2,382	$5,028

Viper Energy Partners LP
Selected Operating Data
(unaudited)

	Three Months Ended June 30, 2019	Three Months Ended March 31, 2019	Three Months Ended June 30, 2018
Production Data:
Oil (MBbls)	1,202	1,147	1,052
Natural gas (MMcf)	1,640	1,872	1,280
Natural gas liquids (MBbls)	308	254	221
Combined volumes (MBOE)(1)	1,783	1,714	1,485
Daily combined volumes (BOE/d)	19,597	19,042	16,323
% Oil	67%	67%	71%

Average sales prices:
Oil ($/Bbl)	$54.81	$45.31	$62.61
Natural gas ($/Mcf)	$(0.65)	$2.05	$2.03
Natural gas liquids ($/Bbl)	$18.33	$18.09	$26.48
Combined (per BOE)(2)	$39.50	$35.26	$50.01

Average Costs (per BOE):
Production and ad valorem taxes	$2.46	$2.15	$3.28
General and administrative - cash component	0.70	0.75	1.18
Total operating expense - cash	$3.16	$2.90	$4.46

General and administrative - non-cash component	$0.26	$0.24	$0.31
Interest expense	$1.52	$2.65	$2.19
Depletion	$9.26	$9.45	$8.93

(1)	Bbl equivalents are calculated using a conversion rate of six Mcf per one Bbl.

(2)	Realized price net of all deducts for gathering, transportation and processing.

NON-GAAP FINANCIAL MEASURES
Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. Viper defines Adjusted EBITDA as net income plus interest expense, net, non-cash unit-based compensation expense, depletion, (gain) loss on revaluation of investments and benefit from income taxes. Adjusted EBITDA is not a measure of net income as determined by United States’ generally accepted accounting principles, or GAAP. Management believes Adjusted EBITDA is useful because it allows it to more effectively evaluate Viper’s operating performance and compare the results of its operations from period to period without regard to its financing methods or capital structure. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income (loss), royalty income, cash flow from operating activities or any other measure of financial performance or liquidity presented as determined in accordance with GAAP. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDA. Viper defines cash available for distribution generally as an amount equal to its Adjusted EBITDA for the applicable quarter less cash needed for income taxes payable, debt service, other contractual obligations, fixed charges and reserves for future operating or capital needs that the board of directors of Viper’s general partner may deem appropriate, dividend equivalent rights and preferred distributions. Viper’s computations of Adjusted EBITDA and cash available for distribution may not be comparable to other similarly titled measures of other companies or to such measure in its credit facility or any of its other contracts.
The following tables present a reconciliation of the non-GAAP financial measures of Adjusted EBITDA and cash available for distribution to the GAAP financial measure of net income.

Viper Energy Partners LP
(unaudited, in thousands, except per unit data)

	Three Months Ended June 30, 2019	Three Months Ended March 31, 2019	Three Months Ended June 30, 2018
Net income	$47,274	$74,311	$128,464
Interest expense, net	2,713	4,549	3,252
Non-cash unit-based compensation expense	472	405	452
Depletion	16,512	16,199	13,260
Gain on revaluation of investment	(50)	(3,592)	(4,465)
Benefit from income taxes	180	(34,608)	(71,878)
Consolidated Adjusted EBITDA	$67,101	$57,264	$69,085
EBITDA attributable to non-controlling interest	(35,983)	(30,708)	(43,642)
Adjusted EBITDA attributable to Viper Energy Partners LP	$31,118	$26,556	$25,443

Adjustments to reconcile Adjusted EBITDA to cash available for distribution:
Income taxes payable	$(61)	$(198)	$—
Debt service, contractual obligations, fixed charges and reserves	(1,389)	(1,962)	(437)
Units repurchased for tax withholding	—	(353)	—
Units - dividend equivalent rights	—	(22)	(25)
Preferred distributions	(40)	(40)	(23)
Cash available for distribution	$29,628	$23,981	$24,958

Limited Partner units outstanding	62,628	62,628	41,471

Cash available for distribution per common limited partner unit	$0.47	$0.38	$0.60

Investor Contact:
Adam Lawlis
+1 432.221.7467
alawlis@viperenergy.com

Source: Viper Energy Partners LP; Diamondback Energy, Inc.